The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated September 26, 2024

September , 2024	Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Bearish Auto Callable Knock-Out Notes Linked to the Nasdaq-100 Index® due October 1, 2026

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes provide limited bearish exposure to the Nasdaq-100 Index®, which we refer to as the Index. The notes are designed for investors who seek a positive return at maturity based on depreciation of the Index of less than 20.00%, over the term of the notes, if a Knock-Out Event has not occurred. A Knock-Out Event occurs if, on any day during the Monitoring Period, the closing level of the Index is less than the Initial Value by a percentage equal to or greater than the Knock-Out Percentage of 20.00%.
•	If a Knock-Out Event occurs, the notes will be automatically called and investors will receive a fixed call premium of at least 15.00%. In addition, if a Knock-Out Event does not occur but the Index appreciates or remains flat over the term of the notes, investors may lose up to 10.00% of their principal amount at maturity.
•	Investors should be willing to forgo interest and dividend payments, while seeking repayment of at least 90.00% of principal at maturity or upon automatic call.
•	If the notes are automatically called, the term of the notes may be reduced to as short as six days.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about September 26, 2024 and are expected to settle on or about October 1, 2024.
•	CUSIP: 48135UMM9

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. These selling commissions will be up to $17.50 per $1,000 principal amount note. JPMS, acting as agent for JPMorgan Financial, will also pay all of the structuring fee of up to $1.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $964.10 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $940.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 3-I dated April 13, 2023, underlying supplement no. 1-I dated April 13, 2023, the prospectus and prospectus supplement, each dated April 13, 2023, and the prospectus addendum dated June 3, 2024

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Index: The Nasdaq-100 Index® (Bloomberg ticker: NDX)

Call Premium Amount: At least $150.00 per $1,000 principal amount note (to be provided in the pricing supplement)

Downside Participation Rate: 100.00%

Knock-Out Percentage: 20.00%

Pricing Date: On or about September 26, 2024

Original Issue Date (Settlement Date): On or about October 1, 2024

Observation Date*: September 28, 2026

Maturity Date*: October 1, 2026

Call Settlement Date*: If applicable, the third business day after the first day on which a Knock-Out Event occurs, provided that if the first day on which a Knock-Out Event occurs is the Observation Date, the Call Settlement Date will be the Maturity Date

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Automatic Call:

If a Knock-Out Event occurs, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount, payable on the Call Settlement Date. No further payments will be made on the notes.

If a Knock-Out Event occurs, the notes will be automatically called and you will not benefit from the feature that provides you with a return at maturity equal to the Bearish Index Return times the Downside Participation Rate (as reflected in the Additional Amount) if the Final Value is less than the Initial Value. Because this feature does not apply to the payment upon an automatic call, the payment upon an automatic call may be less than the payment at maturity for the same level of depreciation in the Index.

Payment at Maturity:

If (i) a Knock-Out Event has not occurred and (ii) the Final Value is less than the Initial Value, at maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount.

If (i) a Knock-Out Event has not occurred and (ii) the Final Value is greater than or equal to the Initial Value, at maturity, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Bearish Index Return)

In no event, however, will the payment at maturity be less than $900.00 per $1,000 principal amount note.

If (i) a Knock-Out Event has not occurred and (ii) the Final Value is greater than the Initial Value, you will lose up to 10.00% of your principal amount at maturity.

You are entitled to repayment of at least $900.00 per $1,000 principal amount note at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Additional Amount: The Additional Amount, if applicable, payable at maturity per $1,000 principal amount note will equal:

$1,000 × Bearish Index Return × Downside Participation Rate

Knock-Out Event: A Knock-Out Event occurs if, on any day during the Monitoring Period, the closing level of the Index is less than the Initial Value by a percentage equal to or greater than the Knock-Out Percentage.

Monitoring Period: The period from but excluding the Original Issue Date to and including the Observation Date

Bearish Index Return:

(Initial Value – Final Value)
Initial Value

Initial Value: The closing level of the Index on the Pricing Date

Final Value: The closing level of the Index on the Observation Date

PS-1 | Structured Investments Bearish Auto Callable Knock-Out Notes Linked to the Nasdaq-100 Index®

Supplemental Terms of the Notes

Any values of the Index, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.

Hypothetical Payout Profile

The following table illustrates the hypothetical payment at maturity or upon automatic call on the notes linked to a hypothetical Index. The hypothetical payments set forth below assume the following:

•	an Initial Value of 100.00;
•	a Call Premium Amount of $150.00 per $1,000 principal amount note;
•	a Downside Participation Rate of 100.00%; and
•	a Knock-Out Percentage of 20.00%.

As used in this section, the Index Return is equal to (Final Value – Initial Value) / Initial Value. The hypothetical Initial Value of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value. The actual Initial Value will be the closing level of the Index on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing levels of the Index, please see the historical information set forth under “The Index” in this pricing supplement.

Each hypothetical total return or hypothetical payment at maturity or upon automatic call set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity or upon automatic call applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Final Value	Index Return	Bearish Index Return	A Knock-Out Event Has Not Occurred (1)		A Knock-Out Event Occurs (1)
			Total Return on the Notes	Payment at Maturity	Total Return on the Notes	Payment upon Automatic Call
165.00	65.00%	-65.00%	-10.00%	$900.00	15.00%	$1,150.00
150.00	50.00%	-50.00%	-10.00%	$900.00	15.00%	$1,150.00
140.00	40.00%	-40.00%	-10.00%	$900.00	15.00%	$1,150.00
130.00	30.00%	-30.00%	-10.00%	$900.00	15.00%	$1,150.00
120.00	20.00%	-20.00%	-10.00%	$900.00	15.00%	$1,150.00
110.00	10.00%	-10.00%	-10.00%	$900.00	15.00%	$1,150.00
105.00	5.00%	-5.00%	-5.00%	$950.00	15.00%	$1,150.00
101.00	1.00%	-1.00%	-1.00%	$990.00	15.00%	$1,150.00
100.00	0.00%	0.00%	0.00%	$1,000.00	15.00%	$1,150.00
95.00	-5.00%	5.00%	5.00%	$1,050.00	15.00%	$1,150.00
90.00	-10.00%	10.00%	10.00%	$1,100.00	15.00%	$1,150.00
85.00	-15.00%	15.00%	15.00%	$1,150.00	15.00%	$1,150.00
80.01	-19.99%	19.99%	19.99%	$1,199.90	15.00%	$1,150.00
80.00	-20.00%	20.00%	N/A	N/A	15.00%	$1,150.00
79.99	-20.01%	N/A	N/A	N/A	15.00%	$1,150.00
70.00	-30.00%	N/A	N/A	N/A	15.00%	$1,150.00
60.00	-40.00%	N/A	N/A	N/A	15.00%	$1,150.00
50.00	-50.00%	N/A	N/A	N/A	15.00%	$1,150.00
40.00	-60.00%	N/A	N/A	N/A	15.00%	$1,150.00
30.00	-70.00%	N/A	N/A	N/A	15.00%	$1,150.00
PS-2 | Structured Investments Bearish Auto Callable Knock-Out Notes Linked to the Nasdaq-100 Index®

20.00	-80.00%	N/A	N/A	N/A	15.00%	$1,150.00
10.00	-90.00%	N/A	N/A	N/A	15.00%	$1,150.00
0.00	-100.00%	N/A	N/A	N/A	15.00%	$1,150.00

(1) A Knock-Out Event occurs if, on any day during the Monitoring Period, the closing level of the Index is less than the Initial Value by a percentage equal to or greater than the Knock-Out Percentage. The notes will be automatically called if a Knock-Out Event occurs.

How the Notes Work

Knock-Out Event / Automatic Call Scenario:

If a Knock-Out Event occurs, the notes will be automatically called and investors will receive a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Settlement Amount of at least $150.00 on the Call Settlement Date. No further payments will be made on the notes. A Knock-Out Event occurs if, on any day during the Monitoring Period, the closing level of the Index is less than the Initial Value by a percentage equal to or greater than the Knock-Out Percentage of 20.00%.

•	Assuming a hypothetical Call Premium Amount of $150.00, if the level of the Index declines 40.00% on any day during the Monitoring Period, a Knock-Out Event occurs, the notes will be automatically called and investors will receive a return equal to 15.00%, or $1,150.00 per $1,000 principal amount note.

No Knock-Out Event / Positive Return Scenario:

If (i) a Knock-Out Event has not occurred and (ii) the Final Value is less than the Initial Value, investors will receive at maturity, for each $1,000 principal amount note, the $1,000 principal amount plus the Additional Amount, which is equal to $1,000 times the Bearish Index Return times the Downside Participation Rate of 100.00%.

•	For example, if (i) a Knock-Out Event has not occurred and (ii) the closing level of the Index declines 5.00%, investors will receive at maturity a return equal to 5.00%, or $1,050.00 per $1,000 principal amount note.
•	For example, if (i) a Knock-Out Event has not occurred and (ii) the closing level of the Index declines 10.00%, investors will receive at maturity a return equal to 10.00%, or $1,100.00 per $1,000 principal amount note.

No Knock-Out Event / Par Scenario:

If (i) a Knock-Out Event has not occurred and (ii) the Final Value is equal to the Initial Value, investors will receive at maturity the principal amount of their notes.

No Knock-Out Event / Downside Scenario:

If (i) a Knock-Out Event has not occurred and (ii) the Final Value is greater than the Initial Value, investors will lose 1% of the principal amount of their notes for every 1% that the Final Value is greater than the Initial Value, provided that the payment at maturity will not be less than $900.00 per $1,000 principal amount note.

•	For example, if (i) a Knock-Out Event has not occurred and (ii) the closing level of the Index increases 10.00%, investors will lose 10.00% of their principal amount and receive only $900.00 per $1,000 principal amount note at maturity.
•	For example, if (i) a Knock-Out Event has not occurred and (ii) the closing level of the Index increases 20.00%, investors will lose 10.00% of their principal amount and receive only $900.00 per $1,000 principal amount note at maturity.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement and in Annex A to the accompanying prospectus addendum.

Risks Relating to the Notes Generally

•	THE NOTES MAY NOT PAY MORE THAN 90.00% OF THE PRINCIPAL AMOUNT AT MATURITY IF A KNOCK-OUT EVENT HAS NOT OCCURRED —

If a Knock-Out Event has not occurred and the Final Value is greater than the Initial Value, you will lose 1% of the principal amount of your notes for every 1% that the Final Value is greater than the Initial Value, provided that the payment at maturity will not be less than $900.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

PS-3 | Structured Investments Bearish Auto Callable Knock-Out Notes Linked to the Nasdaq-100 Index®

Accordingly, under these circumstances, you will lose up to 10.00% of your principal amount at maturity and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.

•	THE NOTES ARE BEARISH ON THE INDEX —

Because the notes are bearish on the Index, your return on the notes will not benefit from any appreciation of the Index over the term of the notes.

•	IF A KNOCK-OUT EVENT HAS NOT OCCURRED, YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE KNOCK-OUT PERCENTAGE —

Because the payment at maturity will not reflect any positive Bearish Index Return if a Knock-Out Event has occurred, the Knock-Out Percentage effectively caps your return at maturity. The maximum payment at maturity is $1,199.9999 per $1,000 principal amount note if a Knock-Out Event has not occurred.

•	IF A KNOCK-OUT EVENT OCCURS, THE NOTES WILL BE AUTOMATICALLY CALLED AND THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE CALL PREMIUM AMOUNT PAID ON THE NOTES,

regardless of any depreciation of the Index, which may be significant. In addition, if the notes are automatically called, you will not benefit from the feature that provides you with a return at maturity equal to the Bearish Index Return times the Downside Participation Rate (as reflected in the Additional Amount) if the Final Value is less than the Initial Value. Because this feature does not apply to the payment upon an automatic call, the payment upon an automatic call may be less than the payment at maturity for the same level of depreciation in the Index.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.

•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your notes are automatically called, the term of the notes may be reduced to as short as six days. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	YOU MAY RECEIVE A LOWER RETURN ON THE NOTES IF A KNOCK-OUT EVENT HAS NOT OCCURRED THAN IF A KNOCK-OUT EVENT HAS OCCURRED —

Assuming a Call Premium Amount of $150.00 per $1,000 principal amount note, if a Knock-Out Event has not occurred, the Final Value is less than the Initial Value and the Bearish Index Return is less than 15.00%, the Additional Amount will be less than the Call Premium Amount of $150.00 per $1,000 principal amount note you would have received upon an automatic call if a Knock-Out Event had occurred.

PS-4 | Structured Investments Bearish Auto Callable Knock-Out Notes Linked to the Nasdaq-100 Index®

•	THE NOTES DO NOT PAY INTEREST.
•	YOU WILL NOT RECEIVE DIVIDENDS ON THE SECURITIES INCLUDED IN THE INDEX OR HAVE ANY RIGHTS WITH RESPECT TO THOSE SECURITIES.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Call Premium Amount.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

PS-5 | Structured Investments Bearish Auto Callable Knock-Out Notes Linked to the Nasdaq-100 Index®

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude the structuring fee and (b) may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the level of the Index. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Index

•	NON-U.S. SECURITIES RISK —

Some of the equity securities included in the Index have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities.

PS-6 | Structured Investments Bearish Auto Callable Knock-Out Notes Linked to the Nasdaq-100 Index®

The Index

The Index is a modified market capitalization-weighted index of 100 of the largest non-financial securities listed on The Nasdaq Stock Market based on market capitalization. For additional information about the Index, see “Equity Index Descriptions — The Nasdaq-100 Index®” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the historical performance of the Index based on the weekly historical closing levels of the Index from January 4, 2019 through September 20, 2024. The closing level of the Index on September 24, 2024 was 19,944.84. We obtained the closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Pricing Date, the Observation Date or any day during the Monitoring Period. There can be no assurance that the performance of the Index will result in a payment at maturity in excess of $900.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “Tax Consequences to U.S. Holders – Notes with a Term of More than One Year – Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement no. 3-I. Notwithstanding that the notes do not provide for the full repayment of their principal amount at or prior to maturity, our special tax counsel, Davis Polk & Wardwell LLP, is of the opinion that the notes should be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” Assuming this treatment is respected, as discussed in that subsection, you generally will be required to accrue original issue discount (“OID”) on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes except upon an automatic call or at maturity. Upon sale or exchange (including an automatic call or at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of OID you have accrued in respect of the note. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. Special rules may apply if the Additional Amount is treated as becoming fixed prior to maturity. You should consult your tax adviser concerning the application of these rules. The discussions herein and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. In light of the bearish economics of the notes, payment on the notes to Non-U.S. Holders will not be subject to Section 871(m).

PS-7 | Structured Investments Bearish Auto Callable Knock-Out Notes Linked to the Nasdaq-100 Index®

The discussions in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Comparable Yield and Projected Payment Schedule

We will determine the comparable yield for the notes and will provide that comparable yield and the related projected payment schedule (or information about how to obtain them) in the pricing supplement for the notes, which we will file with the SEC.  Although it is not entirely clear how the comparable yield and projected payment schedule should be determined when a debt instrument may be redeemed by the issuer prior to maturity, we will determine the comparable yield based upon the term to maturity of the notes assuming no early redemption occurs and a variety of other factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities at the time of issuance.  The comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed with respect to the notes in each year and are neither a prediction nor a guarantee of what the actual yield or timing of the payment or payments will be.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions and the structuring fee paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

PS-8 | Structured Investments Bearish Auto Callable Knock-Out Notes Linked to the Nasdaq-100 Index®

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Index” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions and the structuring fee paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. These selling commissions will be up to $17.50 per $1,000 principal amount note. JPMS, acting as agent for JPMorgan Financial, will also pay all of the structuring fee of up to $1.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 3-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029706/ea153081_424b2.pdf
•	Underlying supplement no. 1-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
•	Prospectus addendum dated June 3, 2024: http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm
PS-9 | Structured Investments Bearish Auto Callable Knock-Out Notes Linked to the Nasdaq-100 Index®

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-10 | Structured Investments Bearish Auto Callable Knock-Out Notes Linked to the Nasdaq-100 Index®